EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
April 20, 2016, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
First Quarter 2016 Earnings Call
April 20, 2016 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good morning, and welcome to the first quarter 2016 earnings call and webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation there will be an opportunity to ask questions. To ask a question, please press star then one on your telephone keypad. To withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Scott Almy. Please go ahead.

Scott Almy
Thanks, and good morning, everyone. Welcome to the LegacyTexas Financial Group first quarter 2016 earnings call. Before we get started, I’d like to remind you that today’s presentation may include forward-looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The company undertakes no obligation to publicly revise any forward-looking statement.

At this time, if you’re logged into our webcast, please refer to the slide presentation available online, including our Safe Harbor statement on Slide 2. For those of you joining by phone please note that the Safe Harbor statement and presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today’s call are subject to that Safe Harbor statement.

I’m joined this morning by LegacyTexas President and CEO Kevin Hanigan and Chief Financial Officer Mays Davenport. After the presentation we’ll be happy to take questions that you may have as time permits.

And with that I’ll turn it over to Kevin.

Kevin Hanigan
Thank you, Scott. And thank you all for joining us on the call this morning. I will provide some commentary on the quarter and cover the first couple of slides before turning the call over to Mays. Once we close out our prepared remarks, we will open up the line for your questions.

In short, we had a fabulous quarter, a quarter that demonstrates the earning capacity and growth trajectory of the LegacyTexas franchise. We reported record earnings, grew our loans at mid-teens levels, managed our non-interest expenses, achieved the 49% efficiency ratio, all while bolstering our loan loss reserve. The DFW marketplace continues to exhibit its diversity and resiliency to the downturn in energy prices.

On Page 4 of the slide deck we highlight some of our recent recognition our performance has earned us. Mostly recently a recognition came from S&P Global Market Intelligence who ranked us number 8 among the best 100 performing banks with assets between $1 billion and $10 billion. In terms of Q1 profitability, we earned $22.1 million on a GAAP basis and core net income was $19.9 million, so $0.48 on a GAAP basis and core EPS of $0.43.

Our return on average assets was 1.2%. We grew our loans at 4% on a linked-quarter basis, and for the first time in our history achieved a 49% efficiency ratio. Asset quality remained strong with NPAs to loans and OREO at 1.08% and our charge-offs were a scant 3 basis points. Now 16 months into the energy price downturn, the DFW marketplace shows no real signs of contagion. Our tangible common equity ratio now stands at 8.7%.

Slide 5 speaks to our outstanding market share positions in DFW and in particularly the highly affluent Collin County. The DFW market is the headquarters to 21 Fortune 500 companies and has a diverse employment by industry. Companies continue to relocate and expand in our market area and DFW continues to add jobs.

Turning to Slide 6, let me highlight our impressive year-over-year loan and deposit growth up 25% and 21%, respectively. Despite the continued reserve build our net income is up 35% year-over-year and 34% over last quarter. On Slide 7, we depict our consistently impressive loan growth and the diversification of our portfolio.

Now let’s turn to the topics of energy and Houston commercial real estate beginning on Slide 8. Our energy portfolio consists of 39 reserve-based borrowers and five midstream borrowers. Reserve-based loans consist of 52% oil reserves and 48% natural gas reserves. Also for the first time, we’re disclosing the geographic concentration of the reserves. You can see we have nearly 50% of our reserves in the attractive Permian and Ark-La-Tex basins, and very little exposure to the Bakken and Eagle Ford regions. Additionally $276 million of our energy loans are backed by private equity firms with significant capital committed to-date and in many cases additional equity commitments available to our borrowers.

On Slide 9, we reiterate, we are almost exclusively a first lien lender in our reserve-based portfolio with only one $5 million commitment in the second lien space. Perhaps more importantly, we have only $3.9 million in the oil field service company loans. In short, we have only $8.9 million in exposure to what we believe to be the higher loss given default asset classes.

Just a couple of comments on the SNC exam, we did experience $35.9 million in downgrades in Q1. It is interesting to note that we also had $54.5 million of loans upgraded or graded better than we had been graded. We elected to continue to carry this $54.5 million at our harsher loan grades and we’ll be reviewing these credits during our spring borrowing base redeterminations, which are ongoing right now.

You can see in the bottom left hand corner of the slide, we remain very well hedged particularly in gas with 85% of our reserves hedged this year and 84% hedged next year at very attractive pricing of $3.36. On oil, we are a little bit less hedged with 47% of our engineered PDP volumes hedged this year at prices of $70.23 and 35% of volume in 2017 hedged at average prices of $61.17.

Looking to Page 10, you can see we had an uptick in our substandard energy loan totals as well as a slight uptick in our non-accruals. As we mentioned earlier, we continue to bolster our loan loss reserves from 2.3% of the portfolio up to 3.3%.

In summary, we believe a combination of the basins we loan in, our focus on first lien, secured, reserve-based lending, strong deal sponsorship, and a well hedged portfolio has and will continue to serve us well in this business.

Now turning to Slide 11, we provide information on our Houston CRE portfolio, which continues to perform very well. We now have $455 million in Houston CRE loans split pretty equally between office, retail and multi-family with only $76 million in the energy corridor. Just as a reminder, we finance multi-tenant existing buildings on a low LTV, non-recourse basis. And importantly, we are financing cash flowing properties in the B office space market and generally in the B and C multi-family market.

This underwriting not only distances us from the overbuilt A office market in Houston, it also yields us high debt service coverage ratios of 1.79 times on the entire portfolio, and 1.58 times in the energy corridor. This portfolio has very high yields on debt of over 12.6%. Our oilfield debt service coverage ratio in the energy corridor is still strong at 1.38 times. We continue to watch our Houston CRE exposure closely, but we have not seen any signs of stress at this time and believe our strong underwriting will serve us well as it has in this space for the past 13 years.

Let me now turn the call over to Mays.

Mays Davenport
Thanks, Kevin. Turning to Page 12, you will see we grew our deposits $76.1 million in the first quarter and $909.8 million or 20.7% year-over-year. Non-interest bearing deposits ended the quarter at 22.2% of total deposits up from the 20.6% of total deposits at March 2015. Our cost of deposits, including non-interest bearing demand deposits, increased slightly to 32 basis points in 2016, up from 29 basis points in 2015.

Slide 13 shows a significant growth in net interest income as a result of our strong organic loan growth. Net interest income for the first quarter was $65.4 million; this was $1.6 million higher than linked-quarter and $9 million higher than first quarter 2015. That’s a 16% year-over-year growth in net interest income. Net interest margin ended at 388, compared to 394 linked-quarter and 403 for the same quarter last year; $1.2 million in accretion of interest related to the LegacyTexas and Highland’s acquisitions contributed 7 basis points to the net interest margin. Net interest margin excluding accretion of purchase accounting fair value adjustments on acquired loans was 3.81% for the quarter ended March 31, 2016, down 3 basis points from the 3.84% for the linked-quarter and up 1 basis point from 3.80% for the quarter ended March 31, 2015.

Slide 14 shows the components of our efficiency ratio. Net interest income was $65.4 million, core non-interest income, which excludes one-time gains and losses on securities and others assets, was $11.3 million for the quarter. Non-interest expense was $37.5 million for the quarter. These amounts resulted in an efficiency ratio for Q1 ‘16 of 49%, down from 51.9% linked-quarter and 54.58% for Q1 of ‘15. Salary expense was positively impacted by a lower average stock price and by a higher amount of compensation expense capitalized on the origination of loans.

Turning to Slide 15, you will see that while non-performing assets were up $12 million from last quarter, credit quality remains strong with the company having NPAs at $56.9 million. We had net charge-offs of only $409,000 and booked an $8.8 million loan loss provision for Q1 ‘16. Our allowance for loan loss grew to $55.5 million at March 31, 2016 compared to $47.1 million at December 31, 2015. We ended the quarter with the allowance for loan loss equal to 1.25% of total loans held for investment, excluding acquired and Warehouse Purchase Program loans. $5.4 million of the provision and $17.4 million of the allowance are specifically related to energy loans.

I’ll end with Slide 16 which shows our strong capital position at March 31, 2016. I will highlight here that our Basel-III Tier 1 common ratio is estimated at 9.5%. We ended the year with 8.7% TCE to total assets and a 9.3% Tier 1 leverage ratio. All of our regulatory capital levels remained in excess of well capitalized levels.

With that I’ll turn it back over to Kevin.

Kevin Hanigan
Thanks, Mays. Let me wrap up with a couple of thoughts. As I’ve said at the outset I think we’re now in month 16 or perhaps month 17 since the energy downturn began. While we certainly can’t rule out any further potential credit migration, at this stage we’ve not realized any losses in our traditional energy portfolio and have only had nominal impairments. Dallas continues to add jobs and new companies continue to move here. As such we really have not seen any measurable contagion and LegacyTexas has continued growing our loan portfolio with high quality, well underwritten loans. Finally I think this quarter helps prove up the value of the LegacyTexas merger of last year and the earnings capacity of this company.

With that, let’s open it up for questions.

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin the question-and-answer session. To ask a question, you may press star then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two. At this time, we will pause momentarily to assemble our roster.

Our first question comes from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Good morning, guys. How are you?

Kevin Hanigan
Good morning, Michael.

Michael Rose
Maybe if we could start on Slide 11 on the Houston CRE exposure, some really good color there. But, Kevin, I mean have you seen any negative migration at this point and maybe what is the kind of the reserves against that portfolio that would make us maybe feel a little bit more comfortable about the exposure?

Kevin Hanigan
Yes I will tell you-we haven’t seen any form of migration at all, as the worst deal in that portfolio is out in the energy corridor, but it’s still got a 138 debt service coverage ratio. So other than our standard reserves that we put up against every real estate deal, that’s all we have against that portfolio and it is all we feel we need against the portfolio. There isn’t a single past due in that entire portfolio across the entire bank, so it’s performing really well.

I think we’re continuing to watch it and we’re watching this as leases roll over. And if you think about that portfolio it’s generally a five-year fixed rate portfolio and the vast majority of the leases in those buildings were signed up for five years. There are a couple of seven year leases but they’re basically five year lease kind of deals. So watching rent rollovers between now and two years from now, we have 39% of the tenants rollover, so that’s pretty typically about 20% a year - it is five-year leases. We’re watching that.

The biggest rent rollover we have, and most of these are 3,000 to 5,000 square foot tenants, is about a 15,000 square foot tenant and we’re in touch with our borrower as it relates to that rollover. The conversations are going well; they started them early. They’re reasonably confident they’re going to retain them. We’ve actually run the cash flows on that thing if they lost them and the loans still cash flows, so far so good.

I think there is going to be stress in the A space, there is no question about it, because of the new product coming on and the shadow space or the sub-lease space that’s also in the A market. And generally speaking rents on those new buildings need to be close to $40 and on the sub-lease space it is $30. Our highest rent of anything we’ve got in the energy corridor is $21 and I think on the low side we are at $17.

So this whole model of ours focusing on B retail and B office and B and C multi-family separates us from that A space and I think there will be stress in the A space as well in multi-family. And it’s not only just playing in the B space, we play in the B space at really low LTVs. Across that portfolio I think we’re talking about a 61% or 62% overall LTV, so it’s the combination of those things that have allowed us to come through this 13 years with very little loss given defaults, frankly very few defaults over the 13 years. But when we have them we’re generally able to manage our way out of it.

Are we so Pollyannaish that we don’t think there can be pressure from the sub-lease space on some of our space? It wouldn’t surprise me to see some of that sub-lease space drop down into the low $20s to get tenants if that’s what they need to do. I’m pretty confident they wouldn’t go below their expense levels and the expense level is probably on that sub-lease space are probably $14 and most of our portfolio could withstand it even if they drop down to $14.

So, so far so good, we’re watching it, we’re talking to those borrowers frequently but we really haven’t seen anything that would lead us to believe it’s going to be tough.

Michael Rose
Okay, that’s great color. And then maybe if I can just switch to kind of the loan side at this point, you previously talked about loan growth kind of mid-teens, ex the warehouse, maybe $200 million to $225 million quarter. It looks like you are a little below that this quarter; any kind of change to that outlook? And then obviously the warehouse is a little bit better. Any thoughts as we move through the year especially going into a seasonally stronger second quarter of the warehouse business, what that can look like? Thanks.

Kevin Hanigan
Yes. And I don’t think we missed it at all I think we’re at 4% linked-quarter gives us 16%, last time I checked 16% it is still mid-teens. So I’ll give you all the color you want but I don’t think we missed our mid-teens; we hit it right on the button.

And that was, and as I signaled on the last call, we may go in with a slower first quarter because of the massive loan production net growth we had in the fourth quarter of last year. And that was just the pipeline it was a little weaker. It played catch-up and frankly we really thought the first quarter was probably going to be more like $150 million in our own minds and then right at the end of the quarter a couple of deals closed that kicked us up to the $203 million and the 4% linked-quarter number.

This quarter we go into it with a little better pipeline. I think you all probably took note that we didn’t book any new energy deals in Q1. I will tell you that somebody rang the bell on energy deals trading and properties trading out probably six weeks ago and there are several new deals in the marketplace in the energy space. I wouldn’t be surprised if we participate in one or two of those in the second quarter because the structures are really, really good and finally pricing has moved up, maybe not enough yet but it’s moved up 100 basis points across the entire pricing grid. So I would say the risk return that we see in energy is probably as good it’s been since 2009 or 2010. All I’m signaling there is with the return of the potential of doing some energy deals, I’m really confident we’re going to maintain this mid-teens loan growth.

Michael Rose
Okay. Any comments on the warehouse?

Kevin Hanigan
Warehouse has been strong. It remains strong and we’re moving into the prime season. If there is one-like our guys are doing a great job and if there’s one thing I’m particularly proud of that goes unnoticed, there’s a handful of us banks that report our weighted average coupon in this book of business. We have held 335 now for over a year in a market that is highly competitive for pricing and where I think most banks that are reporting what they’re earning are down in the low three’s or in the high two’s. So we have managed to protect our turf. There is pricing pressure in that every day and we’ve shown in the past if pricing gets a little too low in that space we will walk; we will part ways with a good client, if it gets too low. But I’m really proud of what we’ve done in it and I think the second quarter is probably going to be just as good as the first, if not better.

Michael Rose
Okay, that’s helpful. And then just one final one from me, I would be remiss if I didn’t ask an energy question. How far are you along in the spring volume base redeterminations and kind of what have you seen in terms of declines? Several larger banks are seeing anywhere from kind of low to mid 20s. Thanks.

Kevin Hanigan
Yes. We haven’t seen that kind of drop off, Michael. I think we’ve probably only done six deals so far; we are right in the middle of the throes of it. We approve loans on Thursdays around here. I know tomorrow is going to be a busy day; next Thursday will be a busy day. We’ll move through it pretty quickly from here on out, but we haven’t seen those kind of drop-offs and in fact we’ve got a couple of folks who are still drilling in the Permian that are adding to reserve totals. So that helps but I think maybe the biggest drop off we’ve seen is 12% to 14% in terms of the six we’ve looked at. There’s still plenty to go. I mean we have 39 clients in the reserve-based space, but we’re anticipating kind of 12% to 15% out of our portfolio.

Michael Rose
Okay, thanks for taking my questions, guys.

Operator
Our next question comes from Michael Young of SunTrust Robinson Humphrey. Please go ahead.

Michael Young
Hey, good morning.

Kevin Hanigan
Good morning.

Michael Young
Kevin, wanted to ask you about your energy loan loss reserve. You guys have obviously grown energy loans through the cycle whereas other banks haven’t but you still stand out a little bit to the low end. I obviously see that it’s all E&P, etc. But can you maybe just talk about what gives you confidence that that’s kind of the right number at this point?

Kevin Hanigan
Yes, I mean we look at this really closely and it’s not just us, we have an independent accounting firm that looks at that and looks at impairments, we have outside asset review teams, we have an inside asset review team. We’ve got our own loan grading system, so there’s at least four or five sets of eyes that have looked at every loan grade for every one of these, including now 60% or 65% of the portfolio looked at in the SNC exam. And as we look at the SNC exam, in general, we did have $39 roughly million in downgrades, but we had almost $55 million in upgrades. Now we chose not to process those upgrades, figuring let’s just go through the borrowing base season and see where it plays out. I don’t like herky jerky moves in loan grades. So if we move those credits then they’re all OAM credits that would have moved back to pass, right. And then we feel a month later when we get through the borrowing base season, that they’re back to OAM, I just don’t like those gyrations.

So look we could have-for the purposes of this call, we could have upgraded those credits. We had every right to, they were reviewed by the SNC exam and they were upgraded and if you back those out of our totals then we got $133 million, $134 million of criticized and classified loans out of, if we include the midstream sector in there, $515 million and most of our midstream deals were part of the SNC exam as well. So we’re talking about 26% of the portfolio in criticized and classified, again having upgraded that $55 million. I think that stacks up really well compared to everybody else in the industry, so I’d say that’s one element of it.

The second element is we are in basins that are still, they may not all be economic to drill in, but many of the basins we’re in are still economic in terms of production. Your returns are lousy but your cash on cash isn’t too bad.

Third, I think we may be the only folks who report hedging by crude producing reserve volumes, we’re really well hedged. I think we reported now we’ve got $225 million of that portfolio backed by big private equity firms, and most of them have dry powder that is committed to these deals and they’ve been supportive of them.

So it’s good sponsorship, I think we picked the right kind of SNCs to be in, it’s well hedged and we’re in the right basins and then most importantly we’ve avoided the high loss given default categories. We strategically do not approve oilfield services loans. Now how did we get $3.9? Well we got them through acquisitions and we have only gotten I think $150,000 of that is non-performing so that’s actually holding up pretty well. And we’ve got one second lien deal that we think is unique. I’m sure everybody thinks their second lien deals are unique. So I just think we’re in a good spot.

The last thing I’d say is that throughout the SNC exam we didn’t have a single impairment and this quarter we finally, for the first time, had some nominal impairments on two deals, one of about $3.1 million, the other one $300,000 or $400,000. So I think our impairment totals after drilling through the portfolio hold up pretty well, too, and again, I think we can attribute that to good basins and high levels of hedging.

So to say that we’re really comfortable with 3.3% would be an understatement. We think we’re properly reserved at 3.3%, we’re watching it. If there’s further migration in the portfolio we’ll add to it but today I think our portfolio is just different enough to justify us being lower than the average bear because our performance I think has been better than the average bear.

Michael Young
Okay, fair enough. And can you also just talk about maybe customer activity, what you see, and you mentioned that you’ve seen more asset sales recently but obviously oil’s kind of rallied back here from the doldrums up into the $40s. Are customers rapidly putting on new hedges at this point? Are you seeing ducks come back online, etc., just maybe if you could talk about that a little bit?

Kevin Hanigan
A little bit of both, we’ve seen some new hedging activity. I mean if you go back and compare our oil hedge in the portfolio to last quarter; it’s up a bit but at lower prices. That’s because when we first hit $42, whenever that was a month ago before we dipped back down, we had a lot of clients layer in some additional hedges and some out years to provide some protection. All that took was one peak at $26 and a lot of people thought $42 sounded pretty good or wherever you went out on the strip.

So they have added some hedges, a few ducks did come back online in certain areas, but there wasn’t a ton of that, because we just really haven’t seen much additional usage in our portfolio. And maybe that’s one disclosure, Michael, we probably could made, should have made in our portfolio, but if we look across just the reserve-based portfolio so I’m talking about the $457 million, $458 million of outstandings, there’s $94.3 million of unused capacity amongst those 39 borrowers. That’s not a ton.

Maybe more importantly out of our criticized and classified totals, which is $188, there is less than $10 million available to those guys. So we’re not like these big banks that have these big unfunded commitments that they’re worried about funding up and going into BK. Our availability here is actually pretty tight. If you want to measure it across-and frankly those are all the exact same numbers we had at the end of the year. So at the end of the year we had $458 million outstanding and $94.3 million available. So the availability in the portfolio level hasn’t moved but a couple of thousand dollars over that period of time.

Measuring it across the entire portfolio, including midstream, at quarter end that entire portfolio was $515 million and there was $134 million available and at year-end it was $520 million outstanding, $521 million and $134 million available then. So we have a lot of availability if you will in our midstream portfolio and that’s usually not for operating costs and stuff like that, most of the midstream deals we’ve done are backed by private equity and they want to be acquisitive so there’s availability under their current facilities for acquisitions.

Michael Young
Okay. And one last one just on the efficiency ratio obviously going below 50% is very positive, some small gains in terms of the ESOP plan in this quarter that will maybe reverse out later. But just longer term maybe, Kevin, if you could just talk about where you think the efficiency ratio could go?

Kevin Hanigan
I think we’re there. Could we tick back up to 50% if the share price kicked up? I hope we have to put more money towards the ESOP allocations; that would be a good day for us. But it’s important to note that that ESOP was established ten years ago and we are done paying for that this year. But a big part of it this year, so I think by just time passing-is it August or September?

Mays Davenport
September.

Kevin Hanigan
In September the amount we have to allocate monthly to the ESOP drops a couple hundred grand a month. So if it ticks back up just realize when we get to September it’s going to tick back down again. Other things that could cause it to go up, there’s just normal expenses, right. But we have already done merit increases for the year and they were baked into our accruals in the first quarter so I don’t- it’s not going to be from that, it’d be from hiring people perhaps, other normal expense creep.

And then the last thing we’re doing, which we haven’t talked about before, is we’ve been looking at our branch system and we’re probably going to close some branches this year. In fact we’re going to close some branches this year. We have four leases that are expiring and in all cases we have a banking center location within the three mile or five mile radius of those leases. And we’re going to let them all expire. Now the last one expires at the very end of the year; the first one does, I guess we closed the first one. And we’d get the cost benefit of that coming to us in May and think about those, if you would, is about a $750,000 cost saving per copy. And we don’t know that we’re done at four, we know we’re definitely going to do four. We may do another one or two but those are deals that we have under longer term leases that we’re working to see if we can get somebody to sublet some of the space, to either to skinny down a branch or to eliminate some cost.

Mays Davenport
And, Michael, we thought about bringing out the kazoos and the horns and celebrating our sub-50% efficiency ratio but we knew that one quarter doesn’t make a trend. So we do see probably that number trending up in the second quarter; obviously we’re hoping that the stock price goes up, which will impact that stock-based compensation so we’ll see it trend back up for that.

But on the other side, you do see payroll taxes start coming down in the second quarter on, as well as some other expenses that, specifically debit card losses, were again high in the first quarter- I think we talked about this in the call last time. They were high in the fourth quarter and they were high in the first, hopefully those numbers will start coming down. So while we still do see trending back towards what we have had in the fourth quarter, I don’t think we’ll get all the way to that number.

Kevin Hanigan
Yes, and look, a lot of people say what-on the last call why you were talking about debit card expenses? It cost us about $1 million this quarter.

Mays Davenport
$950,000.

Kevin Hanigan
$950,000. And we are going through the process of getting these new EMV cards out and we’re not in mass production of getting them out, but we’ll have them all out I think by midsummer. That’s going to substantially reduce that cost for us. Is it going to go to zero? No, I think we will maybe normalize to $200,000 to $300,000 as opposed to $1 million.

So as I look at all of those things and, when I talk about the earnings capacity of the company, if you just back out the additional reserves we’ve got for energy and, this will come to an end, I mean the industry is going to get to the point where we’re not having the reserve numbers up against energy anymore except for new production at much lower levels, you back that for us in the quarter, it was a $0.51 quarter and that’s with the million dollars’ worth of debit card loss.

So I think both of those are going to get fixed in one form or another at some point, and so I think I feel really good about the core earnings capacity of the company as we sit here today.

Michael Young
Congrats on the great quarter.

Kevin Hanigan
Thank you.

Operator
Our next question comes from Frank Barlow of KBW. Please go ahead.

Frank Barlow
Good morning.

Kevin Hanigan
Good morning, Frank.

Frank Barlow
So most of my questions have been answered at this point but I guess if we turn back to the SNC exam we’ve been hearing, that exam has been going a little bit differently these days. And I just wondered if you could expand on what drove specifically the downgrades this quarter?

Kevin Hanigan
Yes, I think, most of it was either leverage or cash flow. And they’re looking hard at leverage and they’re looking hard at deals that have total leverage of over four times and that’s both senior and junior forms of debt in the cap structure. Or because, or if you don’t have hedges, your cash flows are really tight. Those are the two things that I think are driving downgrades. We had, I guess, three credits downgraded, and then we had one credit went from accrual to non-accrual.

And look, that consisted our-and that was a TDR that’s actually paying us. We only have one oil and gas deal that’s past due more than 30 days and that’s the one that’s been in bankruptcy. I mean that’s it. The other ones, even though they’re on non-accrual, are paying us on a current basis. So if the new methodology being used, and I think it hurts disproportionately the guys who have a lot of forms of junior capital in the cap structure and that’s just, look that’s a bigger bank’s game for the most part, not a bank like us, not to say we don’t have any deals with junior capital in the cap structure but it’s more unusual for us.

If you think about the big banks, right, the big JPMorgan, Wells, the other big guys, they make a lot of money doing placements in those high yield debt instruments and to do that you get the agency of that credit. Well that’s just, you’re going to have a disproportionately higher level of junior capital in your cap structure and so when you see the numbers that some of the bigger guys put up you got to recall, that’s what’s driving it in their shop. That may not be driving it in the smaller regional bank shops. So I haven’t tracked the other guys who’ve reported yet, that are more our size or slightly bigger, but I’m going to guess you’re going to see slightly better results out of the regionals than you do out of the big guys.

Frank Barlow
Okay. And then lastly on M&A, is that something that you all are interested in doing at all at this point or is it strictly internal?

Kevin Hanigan
We’re always talking, right. There’s not a whole lot of meaningful conversation going on. I am of the belief that you could find a merger of equals in one of our strategies if you’re going to go above $10 billion it’s going to be to find a merger of equals; it doesn’t make a whole lot of sense. Since we’re growing $800 million to $1 billion a year and we’re close to $8 billion now, if we went out and did a smaller acquisition we are in danger of creeping into $10. A stock for stock deal could make sense even in this environment the way I think about it is because the cost saves and the multiple you could put on the cost saves are a way bigger portion of our overall cap, market cap. I’m not sure everybody thinks that way, but if you’re going to do, it’s just exchange ratio math, so I’m kind of surprised there haven’t been more MOE kind of a deals done. But if there was one out there we would obviously explore it.

Frank Barlow
Thanks for the color.

Operator
Our next question comes from Brad Milsaps of Sandler O’Neill. Please go ahead.

Brad Milsaps
Hey, Kevin and Mays.

Kevin Hanigan
Hi, Brad.

Brad Milsaps
Maybe just a little more color on the margin, obviously deposit costs ticked up a little bit this quarter, you had a little more compression. I mean you’re almost I think to 100% loan deposit ratio; you got a big warehouse quarter probably coming in the second. Can you kind of help me think about how you guys are thinking about deposit growth and then sort of how that relates to sort of how you’re thinking about the NIM in 2016?

Kevin Hanigan
Yes, look, I think the biggest operational challenge facing the bank is deposit growth. We have got to get deposits up. We had a really good deposit quarter last quarter but part of that was $120 million or $130 million deposit coming in on the last day of the year. It’s like 3:00 in the afternoon and it blew it up in over the next seven or eight days that deposit moved out which made this one look a little more anemic.

But that means we may have to bid up some deposit pricing and we have. So you saw that deposit pricing ticked up a little bit, I wouldn’t be surprised to see it tick up a little bit more in the coming quarters. Does that mean I think we’re going to lose it at the margin? That is certainly a headwind to margins, but we do have one tailwind. As I mentioned earlier we have finally gotten to the point in the oil and gas space where these pricing grids are going up 75 basis points on the low end to 100 basis points so far on the high end across the grid, and we’re about ready to review the entire portfolio, right. So that’s a $500 million portfolio; some of that’s been underwritten at higher pricing, some of the more recent deals have. But there’s probably $400 million of that we’re going to get the benefit of some uptick in pricing on, so I think over the next couple of quarters we feel pretty good about it holding pretty stable, Brad.

Brad Milsaps
Okay, great. And then, Mays, just a follow-up on the expense, the efficiency commentary, even ahead of a bigger warehouse quarter, you would still expect the efficiency ratio to move higher over the next couple of quarters?

Mays Davenport
Yes, I do. We had, again, with the stock-based compensation being real low; we had a significant amount of expenses capitalized on the types of loans. When we go through our FAS 91 calculation, we capitalize primarily salary expenses on loans that were booked during the quarter. And with the types and size of loans that we booked in the quarter, we did have an outsized capitalization of expenses. So, without any specific knowledge of what those bookings are going to look like in the second quarter, I will expect that number to come down.

So, I do see that number going up. Again, the warehouse does help because it’s a very efficient business, so that will help. I don’t see it going up a ton back to where we were like in the second quarter of 2015 or even at the fourth quarter of 2015. I think we’ll hover around that 50% efficiency ratio.

One thing I’ll say is this year from a visibility perspective, it’s a lot easier to predict and manage expenses. When we put the two companies together last year, we had cost saves baked in and we had budgeting done on a separate company basis and combined. So last year was really difficult to try to manage expenses and know what an accurate and reasonable run rate was on expenses. So, it’s just a lot easier this year to have that visibility. Now the two things that really are kind of wild cards are the stock-based compensation, which we have no control over the stock price, and then also the debit card losses, which we’re working hard on. So, we can continue working on those. But I think we can keep it around the 50% and we’re going to work real hard to keep it below 50% on a go-forward basis.

Brad Milsaps
That’s great and then just kind of one final energy question. Kevin, I was looking back at the hedging numbers that you disclosed at the end of the year. I think in terms of oil, it was around 75% at the end of the year. I think dropped to 47% this quarter. Is that just as simplistic as you had a lot roll off at March 31? Just kind of trying to understand kind of the flow through of some of the hedging numbers.

Kevin Hanigan
That’s a really good question. So, actually more basic than that, Brad. What we reported in the slide deck last quarter was number, or percentage, of clients that have hedges; so, with 75% of our oil clients have hedges. I gave color commentary in my prepared remarks about how much we had done in reserves. Once the slide deck was done, we sat around that afternoon; this really isn’t all that meaningful, what can we give the market that’s more meaningful. So, my apologies for the disconnect on the slides. But I think it’s actually a little higher at a little lower price point, in terms of the hedges this quarter versus last quarter.

Brad Milsaps
I think that’s right; I think you said 48% last quarter. So, yes, thanks for the clarity.

Kevin Hanigan
And one other clarification, just for anybody else that goes back and back checks that, we also reported 90% of our gas was hedged last quarter and now it’s like 87% or something like that. We had somebody novate a couple of hedges and somebody sell a couple of reserves I think. And the hedges either went with them or got novated and paid down the debt. So that caused the decline on the gas from 90% to the high 80%s.

Brad Milsaps
Perfect. Thank you guys, appreciate it.

Operator
Our next question comes from Brett Rabatin of Piper Jaffray. Please go ahead.

Brett Rabatin
Hey, guys, good morning.

Kevin Hanigan
Good morning, Brett.

Brett Rabatin
I wanted to just go back, not to beat a dead horse, but on expenses, just thinking about this year and the efficiency ratio and there is obviously some give and takes with the debit card stuff, the branches, stock-based compensation. Are you guys in sort of the throes of doing any hiring or can you maybe give us little color on other money you’re spending this year to continue to grow the franchise?

Kevin Hanigan
Yes. In the first quarter, we hired one new lender to start-it’s not going to be a big line of business. So, we’re not calling it necessarily new line of business; it’s rolled under our corporate banking group. And we hired somebody to start up an insurance lending program, a real industry veteran, 40 plus years in the business; he was also a regulator and I think ran an insurance company as well. We think it’s a really great hire for us, but it is probably going to be a few $100 million or $250 million business over the next couple of years. The good news about the business it comes with a ton of deposits, more deposits than loans, which is what attracted us to bring them on.

We were looking at some other hires and we backed off of them for various reasons. I think we had five other hires that we’ve recently backed off, either because we didn’t think there was a cultural fit or the kind of deals they were underwriting fit, and in some cases, we just decided, we’re growing at mid-teens with the team we’ve got. And we’ve signaled to the market mid-teens.

On the first quarter call, I know distinctly I said this is going to be a year we manage expenses and we achieved this 49% efficiency ratio. And again, we could clip up to 50% and drop back down to 49%; that might be a little lumpy before we stabilize there. But if we’re going to grow at mid-teens in this market, we can do that with the team we’ve got here now. And again, we grew at mid-teens with no oil and gas, and without the insurance business being started up. So, I’m pretty confident we can grow in the mid-teens with the team we’ve got.

So, for right now, we’re not actively hiring. If somebody wowed us, would we? Yes. But we’re not really out there pushing it as much as we have in the past.

Brett Rabatin
Okay. Thanks for that color, Kevin. And then just want to go back to thinking about you mentioned the $54.9 million that you could have upgraded, just thinking about the loan categories or loan classifications and energy from here, you mentioned there could be some additional downgrades. It’s not-obviously it’s difficult to know with certainty how that plays out. But if you assume that energy prices kind of drifted slightly higher from here would that make you bullish that you’re sort of through the worst of it and you could start to see decreases in criticized?

Kevin Hanigan
Yes. I think if that happens, some of our well head guys could go out of OAM and move up their way back in into Pass. And as I look at the OAM list, I mean we’re not particularly worried about anybody in there. I mean OAM is just to find if something’s got a potential weakness. So, if we drift higher, and supply and demand does come into balance, which it eventually will, you’ll see some of this start to reverse. The reason I say we don’t rule out further migration is we don’t know where prices are going, number one; we’re not that smart which is why we force a lot of hedging.

And secondarily, we’re in the middle of a borrowing base season. And while we’ve kind of looked at the other 40% of our portfolio from afar, using a new regulatory guideline, we’re just getting new engineering reports on them. So, we were using old engineering information on a new grading system, if you will. We’ll get the refinement of having new engineering reports on the new grading matrix or the new grading method, as prescribed by the regulatory body. So, until we’re done with the borrowing base, reduce these, we’ve got to hedge our bets. Could we have further downgrades? Yes we could. Do I think there are going to be meaningfully and bad? Not really. But we’ll get through it, and we’ll be talking about it at the end of the second quarter.

Brett Rabatin
Okay. Great. Appreciate all the color.

Kevin Hanigan
You bet.

Operator
Our next question comes from Matt Olney of Stephens. Please go ahead.

Matt Olney
Hey, thanks, good morning, guys.

Kevin Hanigan
Good morning, Matt.

Matt Olney
Hey, could you clarify on that last point, Kevin? It sounds like you did update the entire energy loan portfolio for the new guidelines and new methodology but a portion of them, it was updated for the old engineering reports. Is that correct?

Kevin Hanigan
We haven’t done the entire. What we did when the guidelines were finally published, what we did is we started with the most stressed part of our portfolio and worked our way backwards. So, we didn’t get all the way through it. And then we got to a point, of course the end of March, and into the early part of-where we said, we’re going to have brand new borrowing base information, any week or any day now; let’s just get it and grade it, which is why we frankly elected not to upgrade those credits.

We may ultimately get to upgrade those credits under the new guidelines. But until we do it ourselves, I was not comfortable crossing upgrades and it’s okay for us to have more harsh grades than the examiners. I mean there is a lot of science to this but there is also a lot of feel to this. This isn’t just science. So, we took the more conservative path as it stood for this earnings call and just left them in the harsher grade. We’ll see how they play out over the next couple of weeks and if they warrant upgrade, we’ll do it at that time.

Matt Olney
Okay that’s helpful. And then secondly, you gave us some really good disclosures on Slide 9 as far as energy loans, SNC versus non-SNC, and how much of the SNCs are aging in by years versus other banks. Any observation so far of the credit trends within these buckets so far in the first quarter?

Mays Davenport
No.

Kevin Hanigan
Like I said, we’ve only got one past due energy loan; we don’t have a single past due commercial real estate loan. I was looking at-every month I sit down with almost the entire lending team and our credit team and a couple of our directors and go through our portfolios at very high levels, past dues, credit migrations, exceptions, collateral or otherwise, rate borrowing-based certificates. We go through a good hour and hour and half worth of stuff.

And as we looked at the 30-day and over past dues, and we only look at the ones that are $100,000 or greater through the entire bank that list totaled $16 million, $16.3 million, and that includes the $12 million energy that’s in bankruptcy, right. So, the rest of the bank had $4.3 million and that was spread around 14 deals; 6 of those are on non-accrual, the largest of which is like $500,000. And most of those were cleared by the time we were talking about them. They were just-the note had matured and we were going through the renewal process, either waiting on a tax return or a personal financial statement or something we needed to get them renewed. No past dues over 30 days in our corporate banking group, none in commercial real estate. A whopping $176,000 in our home builder group, that’s one house that needed a curtailment on it.

So, as I just look at-if you’re going to find forms of contagion, it’s going to be there, it’s going show up initially probably in NSF charges, or frequent NSF folks. That’s usually the first sign of stress and then it comes into the past dues. So when I say I feel comfortable that we haven’t had a form of contagion, I looked at this list, and it’s really a manageably small list. And the ones we’re worried about, the biggest one is $500,000 on there. So, my saying we have comfort with where we’re at doesn’t just come from me thinking I feel good, it’s from looking at statistics and deep dives in the statistics that say I just don’t see it.

Matt Olney
Got it. Okay, thanks, Kevin.

Operator
Our next question comes from Gary Tenner of D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning, Kevin and Mays.

Kevin Hanigan
Good morning.

Gary Tenner
I had just a couple of questions. I was going to ask the question about utilization rates on the reserve-based lines but it looks like given the numbers that you provided they were somewhere in the range of kind of low 80% range at March 31, is that right?

Kevin Hanigan
Yes. That’s right. And distressed ones have very little in the way of availability. I think it’s $8.8 million or $8.9 million out of that $188 million that’s criticized or classified in terms of availability. So, it’s not like somebody is going to draw it down and bunch of it go into BK, they can’t-it’s spread amongst a bunch of names. There is nobody that can really ding us up like you read about in the Wall Street Journal article last week or the week before.

Gary Tenner
Right. I was actually going to ask it from a different direction, which is as you kind of ballpark I guess the borrowing base reductions that you might expect during the season of 12% to 15%, in total in aggregate, the utilization moves up quite a bit. So, as you’re talking to your clients and you’re thinking about-well I guess how do you think about that for clients when that borrowing base comes down and looks like it’s a lot closer to the utilization level?

Kevin Hanigan
Yes and that’s a really good question. There are two sides to this, all those ones that have availability that could be drawn down; fortunately they have availability. And when we’re tight like we are is that’s not always great; it’s great you can’t fund up a whole bunch without coming to us first. And so, the way we feel about them depends on how well hedged they are. If they’re really well hedged, right, that can get them through the next two years, which means they have good cash flows, so they’re a little collateral tight. Right. And again these are off of 65% to 70% advance rate, so, it’s not like there isn’t enough collateral there and other things that might be valuable that if we don’t give value to. But if they’ve got the cash flow and they’re a little short on collateral, then it’s still not going to be an impaired asset because you’ve got cash flows.

So, it all depends on how well hedged you are and how much time you’ve got to let prices recover, which is the whole purpose of hedging. Hedging doesn’t add a whole lot of value to PW9 values or our loan values, it just protects you for a period of time in times of extreme price stress, which is exactly what we’re encountering now. And maybe that’s why we feel a little more comfortable is because we have so much of the portfolio hedged. And while it’s not all that big of a number, it’s a big number on the gas side; on the oil side it’s not that big of a number. The average prices for this year are over $70. That’s some nice cash flow coming into our-even our stressed borrowers are benefiting from those nice cash flows.

The guys who are our problem credit, the one that’s in bankruptcy, the issue there was high leverage, little availability and no hedge. That’s a formula for a deal that ends up in bankruptcy, and it’s exactly where it is.

And I’m not particularly worried about it because we’re so well hedged. If hedges roll off and they will, and even though they’ll roll off, people are putting on new hedges today but they’re putting them on in the 40s, not the 70s. So, those cash flows are growing to transition to worse places if we don’t have a price recovery over the course of the next year.

Gary Tenner
Okay. I appreciate the color on that. And then just to move over to your comments on the branches and those leases that are expiring. Did you say each branch that you were to close the annual basically expense savings would be $750?

Kevin Hanigan
Yes, that’s between bricks and mortar and salaries and most guys have pretty regular turnover in the retail systems. So, most of those people will fill in spots that might be available elsewhere in the company but it’s the basically the bricks and mortar and a couple of people.

Gary Tenner
Okay. And then as you think about sort of redeploying that overhead or the expense elsewhere, is this a good time to acquire talent in your market, given your relative strength maybe compared to some other banks? You talked about M&A a little bit but how about just kind of talent and producers.

Kevin Hanigan
Yes. Again, we probably have opportunities to add but since we’re growing pretty strong, 16% annualized in the first quarter and we’ve got some other asset classes that are going to probably contribute to the second quarter, that being oil and gas and that being insurance, I’m confident that we’re probably doing an oil and gas deal or two, and I’m really confident we’ll do an insurance deal or two. We probably have tapped the brakes a little bit on that. We are protecting the guys we have because all 50 of us that started the Legacy deal together a year … 15 months ago; we’ve added 8 or 9 folks to that. I want to keep those 59 folks.

When you think about the movement of people now, especially for those banks like us that may attract people with a small amount of equity through the form of options for a nice producer and all our stocks are down, you also have to think the folks who’ve got stock at $23 or $26 are so far underwater, it’s not as much of a tie to them as it used to be. So we’re hugging our team right now and we want to keep them. And if we can grow mid-teens and solidly mid-teens and we’re comfortable with that, we’re less focused on adding big gobs of talent. We’ve got to manage our capital position as well and we’re going to leverage it pretty well just by growth. And we’ve got this whole deposit issue, right. I have got to make sure we don’t get too far ahead of outstripping our coverage for deposits.

So a combination of those things has got us probably not adding a whole bunch of new talent this year and managing our expense line, which is why we’re probably more comfortable than ever that we can achieve this high 40%s efficiency ratio.

Gary Tenner
That’s great. Thanks very much for the color.

Kevin Hanigan
You bet.

Operator
And once again, if you do have a question, please press star then one. Our next question is a follow-up from Michael Young of SunTrust Robinson Humphrey. Please go ahead.

Michael Young
Hey, Kevin, you may have kind of just answered this, but on the capital front, just wanted to see your updated thoughts on the share buyback. Now that the stock is up at $23 that was kind of your cutoff before and then last quarter you were talking about not buying back shares until you felt like the market would give you credit from higher oil prices. So just kind of wanted to see where we stood in that landscape at this point.

Kevin Hanigan
Yes, we didn’t buy anything in the first quarter, so obviously the price was set low enough that we didn’t. We talked about managing capital and didn’t have a ton we felt to dedicate to that, so we viewed it more as putting a floor under the stock price. And we’ll see where the price goes from here and whether we trigger the floor at some point this quarter or next. But again it’s not a bad time to be husbanding capital for opportunity, it really is not.

This oil thing is going to turn around and there’s going to be lots of opportunity for banks who’d run a really good shop and I think I have put us in that class. Do we still have to prove ourselves in oil and gas? I guess yes we still do. Do we still have to prove ourselves in Houston real estate? I understand that we still do. I believe strongly we will and we’ll be an advantage player coming out at the other side. So I kind of like to have a little excess capital going into the late innings of this downturn.

Michael Young
Fair enough. Thanks.

Kevin Hanigan
You bet.

CONCLUSION

Operator
This concludes our question-and-answer session. I would like to turn the conference back over Kevin Hanigan for any closing remarks.

Kevin Hanigan
Great. I appreciate you all joining us, a good call today. I feel good about the company and the earnings capacity of the company, and I think that’s because of what we do. The asset classes we focus on and maybe nobody likes to be defined on what they don’t focus on, but sometimes people have to be reminded of what we don’t do. So the reminder for today was we don’t do oilfield services, we don’t do much in the way of second lien lending, we’re not doing any more second lien lending. We don’t do construction for the most part, our commercial construction portfolio, land and construction commercial is a whopping $85 million. This is almost an $8 billion footings company; that’s really small. Why is it small? It could have a really high loss given default in tough times.

So our story is as much about the things we avoid as it is about the things we do. We just stay away from high loss given default asset classes, Class A office, we do Class B, Class A multi-family, we do B and C. So I hate to define us by what we don’t do sometimes, but it is just as a reminder there is a lot of things we don’t do which is why this company has managed through a lot of cycles in the past with really low loss given defaults. Are we perfect at it? No we’re not but I just thought I’d throw the reminder out there.

With that, again, we appreciate you all joining us on the call today and look forward to seeing you all throughout the quarter and answering your questions as they come in. Thanks.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.